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                                                                    EXHIBIT 21.1


               SUBSIDIARIES OF SUMMIT PROPERTIES PARTNERSHIP, L.P.


1. Stony Point/Summit Limited Partnership, a North Carolina limited partnership*

2. Summit/Belmont Limited Partnership, a North Carolina limited partnership*

3. Hampton/McGuire Limited Partnership, a North Carolina limited partnership*

4. Henderson/McGuire Partners (Limited Partnership), a North Carolina limited partnership*

5. McGregor/McGuire Limited Partnership, a North Carolina limited partnership*

6.       Summit Stonefield, LLC, a Pennsylvania limited liability company**



* Summit Properties Partnership, L.P. (the "Operating Partnership") owns 99% of the outstanding partnership interests of such limited partnership.

** The Operating Partnership owns 100% of the outstanding membership interests of such limited liability company.